EXHIBIT 21.1

SUBSIDIARIES OF THE COMPANY

Name	State or Jurisdiction
StockerYale Canada, Inc.	Quebec, Canada
StockerYale (IRL), Ltd.	Cork, Ireland
StockerYale Asia PTE Ltd.	Singapore